EXHIBIT 99.1
ADDITIONAL INFORMATION
Reporting Person: Corriente Advisors, LLC
     The name and present principal occupation or employment of each executive officer of, and each person controlling, Corriente Advisors, LLC is set forth below. Except as otherwise described herein, the business address of each person named below is c/o Corriente Advisors, LLC, 201 Main Street, Suite 1800, Fort Worth, Texas 76102. Each natural person named below is a citizen of the United States of America. During the last five years, no person named below has been convicted in a criminal proceeding, or was a party to a civil proceeding, required to be disclosed herein.

	Executive	Control	Present Principal Occupation
Name	Officer	Person	or Employment
Mark L. Hart III	Yes	Yes	Chairman and Chief Executive Officer of Corriente Advisors, LLC

James E. Haddaway	Yes	No	Chief Financial Officer and Chief Operating Officer of Corriente Advisors, LLC

Holman M.C. Harvey	Yes	No	President of Corriente Advisors, LLC

Chad F. Fahlberg	Yes	No	Chief Compliance Officer of Corriente Advisors, LLC